SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


   Filed by the registrant  [x]

   Filed by a party other than the registrant [ ]

   Check the appropriate box:

   [ ] Preliminary proxy statement      [ ] Confidential, for Use of the
                                            Commission only (as permitted
                                            by Rule 14a-6 (e) (2))


   [x] Definitive proxy statement

   [ ] Definitive additional materials

   [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                              MOLEX INCORPORATED
-------------------------------------------------------------------------------

               (Name of registrant as Specified in Its Charter)
                                [COMPANY NAME]
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

   [x] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

   (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

   (2) Aggregate number of securuties to which transaction applies:

-------------------------------------------------------------------------------

   (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

   (5) Total fee paid:

-------------------------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule O-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

-------------------------------------------------------------------------------

   (2) Form, schedule or registration statement no.:

-------------------------------------------------------------------------------

   (3) Filing party:

-------------------------------------------------------------------------------

   (4) Date filed:







                              MOLEX INCORPORATED
                             2222 Wellington Court
                             Lisle, Illinois 60532
                                (630) 969-4550
                           _________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                October 25, 2002
                           _________________________

To the Stockholders of
MOLEX INCORPORATED

     Notice is hereby given that the annual meeting of the stockholders of Molex Incorporated, a Delaware corporation, will be held in the Symposium Theater at the Wyndham Hotel located at 3000 Warrenville Road, Lisle, Illinois, on Friday, October 25, 2002 at 10:00 a.m. Central Daylight Savings Time for the following purposes:

     1. To elect four Class III members of the board of directors for a term of three years and one Class I director for a term of one year.

     2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The board of directors has fixed the close of business on August 30, 2002 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting, and only stockholders of record at the close of business on said date will be entitled to notice of and to vote at the meeting. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 2222 Wellington Court, Lisle, Illinois 60532.

     A proxy, proxy statement and the Annual Report of Molex Incorporated are enclosed with this notice. (See Important Note below.) The Annual Report is not part of the proxy soliciting materials.

     Regardless of whether or not you plan to attend the meeting, it is important that your shares are represented and voted. Accordingly, you are requested to complete and sign the enclosed proxy and return it in the enclosed envelope.

September 18, 2002

                       By Order of the Board of Directors
                              MOLEX INCORPORATED

                       /S/ Louis A. Hecht

                       Louis A. Hecht, Secretary



IMPORTANT     Only holders of Common Stock or Class B Common Stock are entitled
 NOTE:        to vote. If you hold only Class A Common Stock, you are not entitled to vote and you should not be receiving a proxy card.




                              MOLEX INCORPORATED
                             2222 Wellington Court
                             Lisle, Illinois 60532
                            _______________________

                                PROXY STATEMENT
                            _______________________

                         ANNUAL MEETING OF STOCKHOLDERS

                           To be Held October 25, 2002
                                                            September 18, 2002


                     SOLICITATION AND REVOCATION OF PROXIES

GENERAL INFORMATION

     The proxy that accompanies this proxy statement is being solicited by and on behalf of the board of directors of MOLEX INCORPORATED ("Molex") for use at the Annual Meeting of Stockholders to be held on Friday, October 25, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by executing a subsequent proxy, by notifying the Corporate Secretary of Molex of such revocation in a written notice received by him at the above address prior to the Annual Meeting of Stockholders or by attending the Annual Meeting of Stockholders and voting in person. In addition to solicitation of proxies by mail, certain officers, directors and regular employees of Molex, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, telecopier or by personal contacts. This Proxy Statement and form of proxy are first being mailed to stockholders on or about September 18, 2002.

MULTIPLE STOCKHOLDERS HAVING THE SAME ADDRESS

     If you or other residents at your mailing address own shares of any class of Molex stock, you should have received a notice advising you that your household will be sent only one annual report and proxy statement. If you did not return the "opt-out" card attached to the notice, you were deemed to have consented to such process which means that you will receive only one copy of the annual report and proxy statement to your address. You may revoke your consent at any time upon written request by sending your name, the name of your brokerage firm (if you are holding stock in "street name"), and your account number to Automatic Data Processing, Inc.-Investor Communication Services,
51 Mercedes Way, Edgewood, NY 11717. The revocation will be effective 30 days following its receipt.

Any stockholder may have a copy of the annual report and/or proxy statement sent by mailing their written request to Shareholder Services at the address printed on the top of this page or calling (630) 527-4447. If you are receiving multiple copies of the annual report and proxy statement at your address and would like to receive only one copy, please contact us at the foregoing address or phone number.

PROXY SOLICITATION EXPENSES

All expenses in connection with the solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by Molex.

DESCRIPTION OF THE THREE DIFFERENT CLASSES OF STOCK

     Molex has three classes of common stock. They are Common Stock, par value $.05 per share ("Common Stock"), Class A Common Stock, par value $.05 per share ("Class A Common Stock"), and Class B Common Stock, par value $.05 per share ("Class B Common Stock").

VOTING STOCK: COMMON STOCK AND CLASS B COMMON STOCK

The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to conditions set forth in greater detail below, vote separately as a class as to all matters except the election of the board of directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class.

The right of the Class B Common stockholders to vote separately as a class is subject to applicable law and for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of the Record Date, 64.5% of the authorized shares of Class B Common Stock were outstanding.

NON-VOTING STOCK: CLASS A COMMON STOCK

The holders of Class A Common Stock have the same liquidation rights and the same rights regarding dividends as the holders of Common Stock or the Class B Common Stock. However, the holders of Class A Common Stock have no voting rights except as otherwise required by law or under certain circumstances. For example, under Delaware General Corporation Law, any amendments to Molex's Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together.

     Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by Molex's board of directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or
(ii) any person or group, other than one or more members of the Krehbiel Family (as defined in Molex's Certificate of Incorporation), becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

VOTING RIGHTS AND PROCEDURES

DETERMINATION OF A QUORUM

     The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of each of the Common Stock and Class B Common Stock will constitute a quorum at the meeting. Abstentions, broker non-votes and withheld votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

ELECTION OF DIRECTORS

     Directors are elected by a plurality of the vote of the shares of the Common Stock and the Class B Common Stock voting together as a class. The nominees who receive the most votes will be elected. Abstentions, withheld votes and broker non-votes will not be taken into account and will have no effect in determining the outcome of the election.

When electing directors, the holders of the shares of Common Stock and the holders of the shares of Class B Common Stock have non-cumulative voting rights. This means that the holders of a majority of shares of the Common Stock and Class B Common Stock taken together, represented and entitled to vote at a meeting where a quorum is present can elect all of the directors if they choose to do so. In such an event, the holders of the remaining shares will not be able to elect any person or persons to the board of directors.

PROPOSALS OTHER THAN THE ELECTION OF DIRECTORS

Subject to certain conditions, all matters, other than the election of directors, submitted to a vote of all the stockholders must be approved separately by both the holders of a majority of the shares of the Common Stock entitled to vote and present in person or by proxy, voting as a class, and by the holders of a majority of the shares of the Class B Common Stock entitled to vote and present in person or by proxy, voting as a class. Abstentions will have the same effect as votes against all proposals (other than the election of directors) presented to the stockholders. A "non-vote" will not be considered entitled to vote as to such matters at the meeting, will not be counted as a vote for or against any matter and, accordingly, will have no effect on any proposal presented to the stockholders. Under certain circumstances, such as adoption of any amendment to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote and voting as a class, and of the holders of a majority of the outstanding shares of the Class B Common Stock entitled to vote and voting as a class would be required. Under these circumstances, broker "non-votes" will have the same effect as a vote against the proposal.

                             SECURITIES OUTSTANDING

SHARES OUTSTANDING ON THE RECORD DATE

     Only voting stockholders of record at the close of business on August 30, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. As of the close of business on the Record Date, there were outstanding

	99,700,650 shares of Common Stock
	93,455,752 shares of Class A Common Stock
            94,255 shares of Class B Common Stock

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth any outstanding equity securities of Molex beneficially owned as of the Record Date by each director, nominee for director, the named executive officers listed in the Summary Compensation Table, all directors, nominees and executive officers as a group and all other persons who are known to Molex to be the beneficial owner of more than five percent of any class of voting securities. The persons named hold sole voting and investment power with respect to the shares of equity securities listed below, unless otherwise indicated.

The amounts set forth in the following table reflect all of the stock dividends declared and issued to stockholders to date.



                                                                        Number of Shares
                                                    -----------------------------------------------------------
Name and Address                                                     Class A        Class B       All Voting
of Beneficial Owner           Nature of Ownership   Common Stock   Common Stock   Common Stock   Securities (b)
---------------------      ----------------------   ------------   ------------   ------------   --------------
F. A. Krehbiel (c)                        Direct      5,120,926        86,598        41,949.5
2222 Wellington Ct.                  Partner (d)     21,407,343             -               -
Lisle, IL                            Trustee (e)         46,347         4,956               -
                                  Trustee (f)(g)      3,542,230       209,593           5,103
                                      Option (a)          9,700        15,002               -
                                      Spouse (g)          3,745         3,666               -
                            Percent of Class (a)           8.7%             *           49.9%           8.7%


J. H. Krehbiel, Jr.(c)                    Direct     10,337,741     6,642,904        41,949.5
2222 Wellington Ct.                  Partner (d)     21,407,343             -               -
Lisle, IL                            Trustee (e)         46,347         4,956               -
                                  Trustee (f)(g)      1,403,452       758,867           2,552
                        Trustee/Custodian (g)(h)        257,231       225,026               -
                       Non-employee Children (g)        458,483       443,140             850
                                      Option (a)          9,376        15,002               -
                                      Spouse (g)          6,952         3,602               -
                            Percent of Class (a)          12.5%          8.7%           48.1%          12.5%

                                                                        Number of Shares
                                                    -----------------------------------------------------------
Name and Address                                                     Class A        Class B       All Voting
of Beneficial Owner           Nature of Ownership   Common Stock   Common Stock   Common Stock   Securities (b)
-------------------         ---------------------   ------------   ------------   ------------   --------------
F. L. Krehbiel (c)                        Direct        948,618       601,159           1,701
2222 Wellington Ct.                   Option (a)          8,248         2,501               -
Lisle, IL                   Percent of Class (a)           1.0%             *            1.8%           1.0%


Krehbiel Limited                       Direct(d)     21,407,343
Partnership (c)(d)
2222 Wellington Ct.
Lisle, IL                   Percent of Class (a)          21.5%                                        21.5%


J. H. Krehbiel
  Trust (c)(e)                             Trust         46,347         4,956
                            Percent of Class (a)              *             *                              *


J. J. King                                Direct        152,352        31,598
                                      Option (a)        143,751       105,158
                               Joint With Spouse            562           562
                                      Spouse (g)            171            93
                            Percent of Class (a)              *             *                              *


M. P. Slark                               Direct        150,415         6,937
                                      Option (a)         45,013        45,013
                               Joint With Spouse            806           237
                                      Spouse (g)            171            27
                      Custodian for Children (g)            472         9,622
                            Percent of Class (a)              *             *                              *


G. Tokuyama                               Direct         21,282        10,030
                                      Option (a)         15,626        45,000
                                      Spouse (g)             72            88
                            Percent of Class (a)              *             *                              *


R. L. Schubel                             Direct         89,914        10,920
                                      Option (a)          9,374        48,343
                                      Spouse (g)
                            Percent of Class (a)              *             *                              *


W. W. Fichtner                            Direct          1,779         5,276
                                      Option (a)              0        42,870
                                      Spouse (g)
                            Percent of Class (a)              *             *                              *


Robert J. Potter                          Direct         11,681             0
                                      Option (a)          9,994         2,060
                            Percent of Class (a)              *             *                              *


Edgar D. Jannotta (i)                     Direct         94,063        46,720
                                      Option (a)          9,994         2,060
                              Retirement Account              -        19,071
                            Percent of Class (a)              *             *                              *


Donald G. Lubin                           Direct          3,307         5,262
                                      Option (a)          7,187         1,660
                              Retirement Account          2,666         3,812
                            Percent of Class (a)              *             *                              *


Masahisa Naitoh                           Direct          3,416             0
                                      Option (a)          7,187         1,660
                            Percent of Class (a)              *             *                              *


Michael J. Birck                          Direct          6,385             0
                                      Option (a)          7,187         1,660
                            Percent of Class (a)              *             *                              *


Douglas K. Carnahan                       Direct            781         3,750
                                      Option (a)          2,657         1,250
                            Percent of Class (a)              *             *                              *


Joe W. Laymon                             Direct              0             0
                            Percent of Class (a)              *             *                              *

















                                                                        Number of Shares
                                                    -----------------------------------------------------------
Name and Address                                                     Class A        Class B       All Voting
of Beneficial Owner           Nature of Ownership   Common Stock   Common Stock   Common Stock   Securities (b)
-------------------       -----------------------   ------------   ------------   ------------   --------------
All Directors and         Direct or Indirect (g)     44,314,772     9,189,002          94,105
Executive Officers                    Option (a)        374,422       442,800
as a group, comprising
19 persons including
those listed above          Percent of Class (a)          44.7%         10.3%           99.8%          44.7%


The Regents of the         Employee Benefit Plan                    6,725,745
University of
California (j)
1111 Broadway,
14th Floor
Oakland, CA 94607               Percent of Class                         6.9%                              *


AIM Funds                   Investment Advisor &                    6,103,908
Management, Inc. (k)            Broker or Dealer
5140 Yonge                      Percent of Class                         6.3%                              *
Street - Suite 900
Toronto, Ontario
M2N 6X7 Canada


General Electric         Ultimate Parent Company                    9,871,956
Company ("GE")                    of a Group (l)
3135 Easton Turnpike            Percent of Class                        10.3%                              *
Fairfield, CT 06431

______________

*     Denotes less than 1% of the outstanding shares.

(a) Shares of Common Stock and Class A Common Stock subject to stock options that may be exercised within 60 days of the Record Date. For the purpose of computing the percent of class owned by officers and directors individually and as a group, the shares that could be acquired within said 60 day period have been deemed to be outstanding as to that individual or group regardless of whether they are actually outstanding.

(b) In the election of directors, each holder of Common Stock or Class B Common Stock is entitled to one vote for each share registered in his or her name without distinction as to class of stock. Class A Common Stock is generally nonvoting.

(c) J. H. Krehbiel, Jr. and F. A. Krehbiel are brothers. F. L. Krehbiel is the son of J. H. Krehbiel, Jr. who with his father, uncle and non-employee siblings collectively comprise the "Krehbiel Family". As of the Record Date, the Krehbiel Family exercises voting power with respect to 43,560,392 shares of Common Stock (43.7% of the number outstanding); 94,105 shares of Class B Common Stock (99.8% of the number outstanding); and 43,564,497 shares of all the voting securities (43.7% of the number outstanding). In addition, the Krehbiel Family beneficially owns 9,012,016 shares of Class A Common Stock representing 9.6% of the outstanding shares of this class of stock.

(d) J. H. Krehbiel, Jr., F. A. Krehbiel and a trust for which they are the trustees are each general partners and limited partners of the Krehbiel Limited Partnership (the "Partnership") and share the power to vote and dispose of shares held by the Partnership. Pursuant to the Partnership agreement, all voting of the Partnership shares must be done with the unanimous consent of the partners. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of the Partnership have not been included.

(e) J. H. Krehbiel, Jr. and F. A. Krehbiel are co-trustees of the trust referred to in footnote (d) in which they each share an equal beneficial interest. As trustees, they share the power to vote and dispose of the shares held by this trust. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of this trust have not been included.

(f) F. A. Krehbiel and J. H. Krehbiel, Jr. own these shares of Common Stock, Class A Common Stock and Class B Common Stock as trustees under various trusts for the benefit of their respective children including F. L. Krehbiel. They exercise voting and investment power as to the shares held in these trusts. For purposes of computing the percent of a class or the percent of all voting securities owned by F. L. Krehbiel, the shares of trust in which he has a beneficial interest have not been included.

(g) Certain shares have been reported, which are included in the table above, as owned by members of a household or family or as held in the capacity of trustee or custodian. As to these shares, the persons above expressly disclaim beneficial ownership and/or personal beneficial interest therein. For purposes of computing the percent of class or the percent of all voting securities, the shares held by a trustee or custodian have not been included as being owned by an individual beneficiary, but have been included as being owned by the trustee or custodian who exercises voting power.

(h)   These shares are held for the benefit of the children of F. A. Krehbiel.
      J. H. Krehbiel, Jr. exercises voting and investment power as to these shares.

(i) William Blair & Company LLC has served as an investment banking advisor to Molex and has been a market maker for the Common Stock and Class A Common Stock for a number of years. The shares of the Common Stock and Class A Common Stock shown above as owned by Mr. Jannotta do not include shares held by William Blair & Company LLC in its trading account, in its capacity as a market maker, or over which William Blair & Company LLC has voting or investment power in its capacity as a fiduciary.

(j) Pursuant to a Schedule 13G filed February 15, 2001, The Regents of the University of California filed as an "Employee Benefit Plan or Endowment Fund" with the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all of the shares.

(k) Pursuant to a Schedule 13G filed April 3, 2002, AIM Funds Management, Inc. indicating a beneficial ownership of the shares reported above with sole dispositive power and sole voting power with respect to all of the shares.

(l) As reported in an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002, 9,871,956 shares represent the total number of shares of Class A Common Stock beneficially owned by certain affiliated entities that General Electric Company ("GE") and such affiliates have the sole or shared power to vote or direct the vote of or dispose of or direct such disposition. The total number of shares includes 3,652,335 shares held by General Electric Pension Trust over which GE Asset Management Incorporated shares voting control and the power of disposition. The total number of shares also includes 6,219,621 shares held by certain entities and accounts to which GE Asset Management Incorporated acts as an investment advisor and over which it has sole voting control and power of disposition. Each of the GE, GE Asset Management Incorporated, General Electric Pension Trust, and the other reporting entities (General Electric Investment Corporation, Employers Reinsurance Corporation and Coregis Insurance Company) disclaims that it is a member of a "group."


                 INFORMATION RELATING TO THE BOARD OF DIRECTORS

ORGANIZATION AND ELECTION OF THE BOARD OF DIRECTORS

     Under the by-laws of Molex, the board of directors can set the number of directors between six and twelve. Currently, the board of directors comprises twelve members that are divided into three classes with staggered terms. Specifically, the board of directors is divided into Class I, Class II and Class III directors, with one class to be elected each year. As a result, Molex stockholders elect approximately one-third of the board of directors each year at the annual meeting of stockholders for a term expiring at the third meeting following their election.

     Section 141(k) of the Delaware General Corporation Law ("Section 141(k)") provides that directors serving on a classified board cannot be removed without cause, unless the certificate of incorporation provides otherwise. Molex's Certificate of Incorporation does not prohibit the application of Section 141(k) to its board of directors. Therefore, the stockholders of Molex cannot remove incumbent directors from office without a valid reason for doing so under Delaware law.

MEETINGS OF THE BOARD OF DIRECTORS

     During the last fiscal year, there were four meetings of the board of directors. Additionally, during the last fiscal year, the board of directors took action by two unanimous written consents.

COMMITTEES OF THE BOARD OF DIRECTORS

     Molex has three committees of the board of directors. They are the Compensation Committee, the Audit Committee and the Executive Committee. Molex does not have a standing Nominating Committee.

Compensation Committee

     The Compensation Committee consists of three outside and "independent" directors who have the authority to approve the compensation of the executive officers of Molex. Compensation includes base salary, cash bonus, and any awards and grants under stock bonus or option plans. The Compensation Committee had one meeting during the fiscal year just ended.

Audit Committee

     The Audit Committee is comprised of three directors, all of whom are not employees of Molex and are "independent" as defined under the current listing standards of the National Association of Securities Dealers. The Audit Committee oversees the creation and implementation of internal policy and controls and is responsible for the hiring of the outside independent auditors and the review of their findings. There were six meetings of the Audit Committee during the fiscal year just ended.

Executive Committee

     The Executive Committee is comprised of four directors and was formed in order to act between meetings of the full board of directors. The Executive Committee customarily acts by unanimous written consents and had no regularly scheduled or special meetings during the last fiscal year.

DIRECTORS' COMPENSATION

Director Fees

     Each director who is not a salaried officer of Molex receives compensation at the rate of $35,000 per year for serving as a director, $2,000 for attending a regular or special board meeting plus all expenses associated with attending such meeting. Effective April 16, 2001, consistent with Molex's cost reduction initiatives, the members of the board of directors agreed to take a 20% reduction in service fees and meeting fees until such time as the management salary reductions have been restored. Effective
July 1, 2002, the management salaries and directors' fees were restored.

Stock Options

     Each outside director receives an automatic non-discretionary stock option grant under the 2000 Molex Incorporated Incentive Stock Option Plan (the "2000 Plan") as of the date of the Annual Stockholders' Meeting during the term of the 2000 Plan with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. Each option generally has a five-year term and becomes exercisable in four equal annual installments.
The number of shares subject to the option granted to each outside director is 200 multiplied by the number of years of service or fraction thereof. The amount of shares increases to 500 multiplied by the number of years of service or fraction thereof, if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

     (1) Molex's net profits (after taxes) are at least ten percent (10%) of the net sales revenue; and

     (2) Molex's net sales revenue increased at least one and one-half (1.5) times the "Worldwide Growth" of the general connector market as compared to the previous year's net sales revenue. For purposes of determining the Worldwide Growth, the disinterested directors choose one or more outside independent connector consultants.

     Notwithstanding the foregoing, the number of shares subject to the annual option given to each outside director under the 2000 Plan cannot exceed 3,000 shares or an amount whose fair market value on the date of grant is $100,000. Because the 2000 Plan's financial goals were not achieved for the fiscal year just ended, the number of shares subject to the option that will be granted to the outside directors with respect to such year will be determined by multiplying 200 by the number of years of service or fraction thereof.

Deferred Compensation Plan

     Each director is eligible to participate in The Molex Incorporated Deferred Compensation Plan under which he may elect to defer all or a portion of the following year's compensation. A participant may elect to have the amount deferred (1) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (2) credited as stock "units" whereby each unit is equal to one share of Common Stock. Upon termination of service as a director, the accumulated amount is distributed in a lump sum. At the time of distribution, any stock units are converted into cash by multiplying the number of units by the fair market value of the stock as of the payment date.

                    PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The following information is provided with respect to all of the members of the board of directors:

DIRECTORS WHO ARE SUBJECT TO ELECTION THIS YEAR

     The triennial election of the Class III members of the board of directors consisting of four directors will take place at this meeting. Each Class III director will serve for three years until the 2005 annual stockholders meeting, or until his successor shall be elected and shall qualify. In addition to the Class III directors, a new Class I director has been nominated to serve for one year until 2003 when all of the Class I directors are subject to election. The voting persons named in the enclosed proxy intend to nominate and vote in favor of the election of the persons named below unless authorization is withheld. If any of the nominees becomes unavailable for election, votes will be cast for the election of such other person or persons as the proxy holders, in their judgment, may designate. No circumstances are presently known which would render any of the nominees named herein unavailable. The Board of Directors recommends a vote "FOR" the election of each of the following nominees.

Class III Directors

J. H. Krehbiel, Jr. (a) - Co-Chairman of the Board of Molex.(b) Director since 1966(c) and member of the Executive Committee. Age 65.

     President of Molex 1975-1999 and Chief Operating Officer 1996-1999.
     Mr. Krehbiel became Co-Chairman in 1999 and served as Co-Chief Executive Officer from 1999-2001.

Robert J. Potter - President and Chief Executive Officer of R. J. Potter Company (consulting business). Director since 1981 and Chairman of the Compensation Committee and member of the Audit Committee. Age 69.

     Prior to founding R. J. Potter Company in 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation (local area networks, video teleconferencing and computer systems) from 1987-1990. Dr. Potter serves on the board of directors of Cree, Inc.

Edgar D. Jannotta - Investment banker and Chairman of William Blair & Company, LLC (securities and investment banking). Director since 1986. Age 71.

     In 1959, Mr. Jannotta joined William Blair & Company, serving in various capacities including Managing Partner (1977-1994), Senior Partner (1995-1996), Senior Director (1996-2001), and Chairman (2001-). During
     the last five years, William Blair & Company, LLC has performed investment banking services for Molex. Mr. Jannotta serves on the board of directors of AAR Corp., Bandag, Incorporated, Aon Corporation, Inforte Corp. and Exelon Corporation.

Donald G. Lubin - Partner of Sonnenschein Nath & Rosenthal (private law practice). Director since 1994 and Chairman of the Audit Committee. Age 68.

     Mr. Lubin joined Sonnenschein Nath & Rosenthal in 1957, has been a partner since 1964 and was Chairman from 1991 to 1996. Sonnenschein Nath & Rosenthal is one of Molex's principal outside law firms that has performed services on behalf of Molex since 1987. Mr. Lubin serves on the board of directors of McDonald's Corporation.

New Class I Director Subject to Election This Year

Joe W. Laymon - Vice President, Human Resources Business Operations of Ford Motor Company (automobile manufacturer). Age 49.

     After working for the U.S. State Department-Agency for International Development, with assignments in Zaire and Washington D.C., Mr. Laymon held various human resource positions at Xerox Corporation (1979-1996) and Kodak company (1996-2000). He joined Ford Motor Company in March 2000 as the Executive Director of Human Resources Business Operations and was appointed Vice President in 2001.

CLASS I DIRECTORS WHOSE TERM EXPIRES 2003

F. L. Krehbiel (a) - President of the Automotive Division (Americas).
(b) Director since 1993. Age 37.

     Mr. Krehbiel has worked as a design engineer in the Engineering Department of the Automotive Business Unit since 1988 and became an Engineering Manager in 1993. He assumed the position of Assistant to the Regional President (Americas) for the Global Desktop Business in 1998 and was promoted to his present position in 2000.

Douglas K. Carnahan - Retired former executive of Hewlett-Packard Company (computers, computer peripherals and instrumentation). Director since 1997 and member of the Audit Committee and the Compensation Committee. Age 61.

     Mr. Carnahan joined Hewlett-Packard in 1968 and served in several diverse positions in manufacturing, engineering and management. He served as General Manager of the Printing Systems Group from 1990-1995 and was elected Vice President in 1992. From 1995-1998, Mr. Carnahan was General Manager of the Measurement Systems Organization. In 1995, he was elected Senior Vice President of Hewlett-Packard Company. Mr. Carnahan continued managing the Measurement Systems Organization which included Hewlett-Packard's analytical, medical, components and information storage businesses until he retired in 1998.

J. Joseph King - Vice Chairman of the Board and Chief Executive Officer of Molex.(b) Director since 1999. Age 58.

     Mr. King has worked at Molex for more than 27 years filling various administrative, operational and executive positions both internationally and domestically. Most recently, he served as Executive Vice President from 1996-1999 and became a director, President and Chief Operating Officer of Molex in 1999. He assumed the post of Vice Chairman and Chief Executive Officer effective July 1, 2001.

CLASS II DIRECTORS WHOSE TERM EXPIRES 2004

F. A. Krehbiel (a) - Co-Chairman of the Board of Molex.(b) Director since 1972
(c) and member of the Executive Committee. Age 61.

     Mr. Krehbiel was elected Vice Chairman and Chief Executive Officer in 1988 and Chairman of the Board of Directors in 1993. He became Co-Chairman in 1999 and served as Co-Chief Executive Officer from 1999-2001. Mr. Krehbiel serves on the board of directors of Tellabs, Inc., Northern Trust Corp.,
     W. W. Grainger, Inc. and DeVry Inc.

Masahisa Naitoh - Executive Vice Chairman of ITOCHU Corporation (Japanese global trading firm) and Senior Advisor for The Institute of Energy Economics, Japan (private think tank). Director since 1995 and member of the Compensation Committee. Age 64.

     During the last five years, Mr. Naitoh has been associated with various Japanese government agencies and companies and academic institutions around the world. He has served with The Institute of Energy Economics since 1994. In 1997, he joined Itochu first as an Advisor and then as Executive Vice President (1997-2000) and finally as Vice Chairman in 2000. In 1994, he became associated with Elf Acquitane until its acquisition in 1999. Mr. Naitoh serves on the board of directors of E. I. DuPont de Nemours and Company.

Michael J. Birck - Chairman of the Board and Chief Executive Officer of Tellabs, Inc. (telecommunications equipment). Director since 1995. Age 64.

     Mr. Birck is a founder of Tellabs, Inc. and was its President and Chief Executive Officer from its inception in 1975 until 2000. From 2000 until June of 2002, Mr. Birck held the title of Chairman of the Board of Tellabs. He became Chief Executive Officer in June of 2002. In addition to serving on the board of directors of Tellabs, Inc., he also serves on the board of Illinois Tool Works Inc.

Martin P. Slark - President and Chief Operating Officer of Molex.(b) Director since 2000. Age 47.

Mr. Slark has worked at Molex more than 26 years filling various administrative, operational and executive positions both internationally and domestically. Most recently, he served as Regional President of Americas from 1996-1998 before serving as Executive Vice President from 1999-2000. Mr. Slark assumed the post of President and Chief Operating Officer on July 1, 2001. Mr. Slark serves on the board of directors of Hub Group, Inc.
______________

(a) F. A. Krehbiel and J. H. Krehbiel, Jr. are brothers and F. L. Krehbiel is the son of J. H. Krehbiel, Jr. (collectively the "Krehbiel Family"). The members of the Krehbiel Family may be considered "control persons" of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

(b) These nominees hold positions as directors and/or officers of one or more of the subsidiaries of Molex. Only the principal positions are set forth.

(c)  Includes period served as a director of Molex's predecessor.



                               EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information on compensation awarded to, earned by, or paid to J. J. King, Chief Executive Officer of Molex, and the four other most highly compensated executive officers of Molex (collectively, the "Executives") for the fiscal years ended June 30, 2000, 2001 and 2002 for services in all capacities to Molex and its subsidiaries. Under normal circumstances, F. A. Krehbiel and J. H. Krehbiel, Jr., Co-Chairmen, would have been among the four other most highly compensated executive officers. However, because of the difficult business conditions, they took no salary from July 1, 2001 to March 31, 2002 and they each earned a total of $67,500 from April 1, 2002 to June 30, 2002.



                                                                                               Long-Term
                                                                                              Compensation
                                                           Annual Compensation                 Awards (d)
                                             ------------------------------------------       --------------

                                    Fiscal                               Other Annual         Options/Awards     All Other
Name and Principal Positions (a)     Year      Salary     Bonus (b)    Compensation (c)       (No. Shares)    Compensation (e)
--------------------------------    ------   ---------    ---------    ----------------       --------------  ----------------
J. J. King                           2002    $ 436,590    $       0           *                 157,259 (g)      $    37,548
Vice Chairman and                    2001    $ 514,542    $       0           *                 170,403 (g)      $    79,406
Chief Executive Officer              2000    $ 495,000    $ 749,516           *                  25,000          $    54,410

M. P. Slark                          2002    $ 385,596    $       0           *                  69,193 (g)      $    33,220
President and Chief                  2001    $ 454,443    $       0           *                  70,040 (g)      $    70,053
Operating Officer                    2000    $ 437,184    $ 647,064           *                  25,000          $    46,240

G. Tokuyama                          2002    $ 390,474    $       0        $40,407               70,000 (g)      $    69,520
Corporate Vice President             2001    $ 421,079    $       0        $47,821               75,000 (g)      $    74,305
Regional President, Far              2000    $ 498,556    $ 531,288           *                  12,500          $   114,080
East North, and President,
Molex-Japan Co., Ltd.

R. L. Schubel                        2002    $ 318,276    $       0           *                  72,292 (g)      $    26,966
Executive Vice President,            2001    $ 357,483    $       0           *                  78,335 (g)      $    56,829
Regional President, Americas         2000    $ 339,108    $ 536,392        $84,851               93,750 (h)      $    39,582

W. W. Fichtner                       2002    $ 316,016    $       0        $37,158               64,109 (g)      $    10,138
Corporate Vice President,            2001    $ 421,079    $       0        $67,882               69,465 (g)      $     8,695
Regional President, Europe           2000    $ 498,556    $ 531,288           *                       0          $     9,804

______________

(a) The positions set forth in this Table are the principal positions held in Molex or its subsidiaries for which compensation has been paid.

(b) Includes cash merit bonus, the fair market value of any shares awarded under the 2000 Molex Incorporated Executive Stock Bonus Plan and any tax-offset bonus awarded under that Stock Bonus Plan.

(c) The column includes the dollar amount of the following three categories: perquisites and other personal benefits, securities or property, but only to the extent that the aggregate sum for the Executive is at least a threshold amount equal to the lesser of $50,000 or 10% of the total annual salary and bonus. An "*" appears in the column if the amount for an Executive in a given fiscal year is less than the threshold. For each Executive meeting the threshold for a fiscal year, those specific items that exceed 25% of the total reported amount in this column are set forth below.

                                                                     2002        2001        2000
                                                                  --------    --------    --------
        G. Tokuyama      Personal use of company car              $ 37,618    $ 36,666           -

        R. L. Schubel    Expenses associated with relocation
                          and overseas assignment                        -           -    $ 64,967

        W. W. Fichtner   Personal use of company car              $ 24,510    $ 20,568           -
                         Unreimbursed personal expenses                  -    $ 23,189           -
                         Premium for personal life insurance      $ 12,648    $ 21,760           -


(d) Molex does not have any restricted stock awards or long-term plan payouts. The only type of long-term compensation is in the form of stock options granted under the 1991 Molex Incorporated Incentive Stock Option Plan (the "1991 ISO Plan"), the 2000 Molex Incorporated Incentive Stock Option Plan (the "2000 ISO Plan") or the 2000 Molex Incorporated Long-Term Stock Plan (the "2000 Long-Term Plan"). All options in fiscal year 2000 are for shares of Common Stock under the 1991 ISO Plan. The options/awards for fiscal years 2001 and 2002 are for shares of Class A Common Stock under the 2000 ISO Plan or the 2000 Long-Term Plan. All figures have been adjusted to reflect any stock dividends.

(e) Includes the following amounts paid or accrued by Molex or any of its subsidiaries:

                                                   Fiscal
                                                    Year    J. J. King    M. P. Slark  G. Tokuyama  R. L. Schubel  W. W. Fichtner
                                                   ------   ----------    -----------  -----------  -------------  --------------
      (i)   Amounts accrued pursuant to matters     2002        -              -        $       0          -              -
            discussed in the Section entitled       2001        -              -        $       0          -              -
            "INDIVIDUAL ARRANGEMENTS                2000        -              -        $       0          -              -
            INVOLVING FUTURE COMPENSATION"

      (ii)  Amounts contributed pursuant to         2002    $  12,240     $  12,240     $  69,520     $  12,240      $  10,138
            Defined contribution retirement plans.  2001    $  15,640     $  15,640     $  74,305     $  15,640      $   8,695
            Fichtner's amount is the premium        2000    $  14,720     $  14,720     $ 114,080     $  14,720      $   9,804
             for an insurance annuity.

      (iii) Matching contributions to The Molex     2002    $   1,700     $   1,700          -        $   1,700           -
            Incorporated 401(k) Savings Plan        2001    $   1,700     $   1,700          -        $   1,700           -
                                                    2000    $   1,600     $   1,000          -        $   1,600           -

      (iv)  Company contributions to The Molex      2002    $  23,608     $  19,280          -        $  13,026           -
            Incorporated Supplemental Executive     2001    $  62,066     $  52,713          -        $  39,489           -
            Retirement Plan                         2000    $  38,090     $  30,520          -        $  23,222           -


(f) Includes option grants under the 2000 ISO Plan. See the Option Grant Table on the next page.

(g) Includes both option grants and stock bonus awards under the 2000 Long-Term Plan. See the Option Grant Table on the next page for grants given last year.

(h)   Includes a long-term stock option to acquire shares under the 1991 ISO
      Plan.




   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002 AND YEAR-END OPTION VALUES


                                                                             At June 30, 2002
                                                          ---------------------------------------------------------
                           No. of Shares                          Number of                 Value of Unexercised
                             Acquired                         Unexercised Options         In-the-Money Options (b)
                               Upon         Value         ---------------------------   ---------------------------
Name          Stock Class    Exercise     Realized (a)    Exercisable   Unexercisable   Exercisable   Unexercisable
-----------   -----------  -------------  ------------    -----------   -------------   -----------   -------------
J. J. King      Common        25,067      $  339,012         75,002        377,855       $ 873,511     $ 5,570,148
                Class A        6,453      $  179,652         36,148        285,061       $       0     $ 1,282,364

M. P. Slark     Common         7,555      $   97,913         55,331        377,856       $ 572,187     $ 5,570,153
                Class A        2,445      $   68,069         15,065        121,723       $       0     $   485,846

G. Tokuyama     Common        17,577      $  280,548         10,939          7,812       $  98,622     $    58,820
                Class A        3,750      $  104,400         15,000        126,250       $       0     $   602,688

R. L. Schubel   Common         7,810      $   78,803          7,033        243,482       $  89,527     $ 3,360,816
                Class A        2,967      $   82,601         16,618        131,042       $       0     $   589,470

W. W. Fichtner  Common             0      $        0              0         40,000       $       0     $   421,700
                Class A        2,630      $   73,219         14,737        116,207       $       0     $   522,725

______________

(a) The difference between the aggregate fair market value of the shares acquired on the date of exercise and the aggregate option price for such shares.

(b) The difference between the aggregate fair market value of the shares for which options were unexercised as of June 28, 2002 (based on a value on that date of $33.53/share for Common Stock and $27.43/share for Class A Common Stock) less the aggregate option exercise price for such shares. Any options whose exercise would result in a loss (i.e., the option price is greater than the value on June 28, 2002) are excluded.



OPTION GRANTS IN FISCAL YEAR 2002


                                              Individual Grants
                       --------------------------------------------------------   Potential Realizable Value
                                       Percentage of                                at Assumed Annual Rates
                                      Total Options                               of stock Price Appreciation
                        Options       Granted to          Exercise                    for Option Term (e)
                       Granted (a)    Employees in         Price     Expiration   ---------------------------
Name                   (No. Shares)   Fiscal 2002 (d)    ($/Share)      Date           5%            10%
---------------        ------------   ---------------    ---------   ----------   -----------    -----------
J. J. King              131,448(b)        8.7675%          $27.10    07/24/2008   $ 1,450,190    $ 3,379,559
                         25,811(c)        1.7216%          $00.00    07/24/2008   $   984,236    $ 1,363,085

M. P. Slark              59,532(b)        3.9707%          $27.10    07/24/2008   $   656,782    $ 1,530,582
                          9,661(c)        0.6444%          $00.00    07/24/2008   $   368,397    $   510,200

G. Tokuyama              60,000(b)        4.0020%          $27.10    07/24/2008   $   661,945    $ 1,542,614
                         10,000(c)        0.6670%          $00.00    07/24/2008   $   381,324    $   528,102

R. L Schubel             60,427(b)        4.0304%          $27.10    07/24/2008   $   666,656    $ 1,553,592
                         11,865(c)        0.7914%          $00.00    07/24/2008   $   452,441    $   626,593

W. W. Fichtner           53,587(b)        3.5742%          $27.10    07/24/2008   $   591,594    $ 1,377,734
                         10,522(c)        0.7018%          $00.00    07/24/2008   $   401,229    $   555,669

______________

(a)   All shares are Class A Common Stock.

(b) Options were granted pursuant to The 2000 Molex Incorporated Long-Term Stock Plan (the "Long-Term Plan") that offer the right to acquire Class A Common Stock for an exercise price equal to the fair market value of the Class A Common Stock on the grant date and may not be exercised for one year after the grant date. Each year after the grant, 25% of the shares subject to the option become exercisable either by delivery of cash or stock of Molex. The options expire 7 years after grant.

(c) In addition to the options, the individual also received a discretionary grant of bonus shares under the Long Term Plan at no cost that are distributable in 25% installments on the first four anniversary dates of the award.

(d) Total options granted to all employees (1,499,269 shares) include options granted to all employees under all of the stock option plans for the stated period regardless of class. All of shares covered by options granted last fiscal year were Class A Common Stock.

(e) Based on a compounded annual increase of the stated percentage of the market price on the date of grant over the term of the option (7 years). The amount in the column represents the difference between the aggregate increased value and the aggregate option exercise price.



EQUITY COMPENSATION PLAN INFORMATION


     The following table provides certain equity plan information as of the fiscal year ended June 30, 2002. All share figures have been adjusted to reflect any stock dividends. No additional shares of stock may be granted under plans that have expired, but all grants issued prior to this date and are outstanding can be exercised.

                                              a                             b                              c
                              -------------------------------    ---------------------------      -------------------------
                                                                                                 Number of Securities
                                                                                               remaining available for
                                                                                                future issuance under
                                  Number of securities to be        Weighted-average             equity compensation
                                   issued upon exercise of          exercise price of             plans (excluding
                                outstanding options, warrants      outstanding options,        securities reflected in
                                         and rights                warrants and rights               column (a))
Plan Category                 -------------------------------   ---------------------------    -------------------------
                                  Common           Class A       Common          Class A         Common       Class A
---------------------------   -----------        ------------   -----------    ------------    ------------  -----------
Equity Compensation
Plans Approved By
Security Holders


The 1990 Molex Incorporated                      Only Common                    Only Common                 Only Common
Executive Stock Bonus Plan        22,237         Stock may be    $ 0.00         Stock may be       0        Stock may be
Approved: 10/26/1990                               issued.                        issued.                     issued.
Expired: 6/30/2000


The 1991 Molex Incorporated                      Only Common                    Only Common                 Only Common
Incentive Stock Option Plan    1,752,983         Stock may be    $20.3035       Stock may be       0        Stock may be
Approved: 10/25/1991                               issued.                        issued.                     issued.
Expired: 6/30/2000


The 2000 Molex Incorporated    Only Class A                     Only Class A                   Only Class A
Executive Stock Bonus Plan     Stock may be              0      Stock may be     $ 0.00        Stock may be    500,000
Approved: 10/20/2000             issued.                          issued.                       issued.
Expires: 6/30/2005


The 2000 Molex Incorporated    Only Class A                     Only Class A                   Only Class A
Incentive Stock Option Plan    Stock may be        126,290       Stock may be    $30.7136      Stock may be    371,710
Approved: 10/20/2000             issued.                          issued.                        issued.
Expires: 6/30/2005



The 2000 Molex Incorporated    Only Class A                     Only Class A                   Only Class A
Long-Term Stock Plan           Stock may be      1,252,239       Stock may be    $25.9859      Stock may be  1,722,364
Approved: 10/20/2000             issued.                          issued.                        issued.
Expires: 6/30/2005


Equity Compensation
Plans Not Approved By
Security Holders *


The 1990 Molex Incorporated                      Only Common                    Only Common                 Only Common
Stock Option Plan              1,371,853         Stock may be    $ 9.1637       Stock may be       0        Stock may be
Approved: 2/1/1990                                issued.                         issued.                     issued.
Expired: 6/30/1999


The 1998 Molex Incorporated    Only Class A                     Only Class A                   Only Class A
Stock Option Plan              Stock may be      2,778,842      Stock may be     $12.1182      Stock may be  9,317,373
Approved: 10/23/1998             issued.                          issued.                        issued.
Expires: 6/30/2009


           Total               3,147,073         4,157,371       $15.4130        $16.8602          0        11,911,447


* Plans adopted by the board of directors. Officers and directors are specifically excluded from receiving grants under these plans. The material terms of these plans not approved by the stockholders are as follows:

                      The 1990 Molex Incorporated Stock Option Plan   The 1998 Molex Incorporated Stock Option Plan

No. Shares Reserved        6.875 million shares of Common Stock         12.5 million shares of Class A Common Stock

Eligibility                                 All employees of Molex and its affiliates, but not officers and directors

Vesting: Typical                            One year wait followed by 25% cumulative vesting for 4 years
         Long-Term                          Up to 8 years and then 100% vesting.
         Accelerated                        Upon death, disablement or retirement or other special circumstances

Expiration of grant                         1 year after option is 100% vested.

Option Price          10%-100% of fair market value on the date of grant. Typically the exercise price is 50% of fair market value.




INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE COMPENSATION

     J. H. Krehbiel, Jr. and F. A. Krehbiel, Co-Chairmen of Molex, each has an agreement with Molex pursuant to which Molex has agreed that if he dies while employed by Molex, it will pay his wife, if she survives him, a given amount per year for the remainder of her life. The annual amount will be automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. As of January 1 of this year, the annual amount is $165,095. Each agreement terminates in the event that employment with Molex terminates for any reason other than death.

     G. Tokuyama, a Vice President of Molex, has an agreement with Molex-Japan Co., Ltd. ("Molex-Japan"), a subsidiary of Molex International, Inc., pursuant to which it is agreed that if he dies while employed by Molex-Japan, it will pay his wife, if she survives him, 17,500,000 Yen (approximately $146,358) per year for the remainder of her life not to exceed five years. The agreement terminates in the event that employment terminates for any reason other than death.

RELATED PARTY TRANSACTION

     W. W. Fichtner, a Vice President of the Corporation, had entered into an agreement with Molex dated December 11, 1991 (the "Agreement") whereby he acquired a 10% share ("Share") of the equity in Molex GmbH ("Biberach"). Fichtner received a credit arrangement with Molex to finance the initial acquisition of the Share. Fichtner may draw against the credit line from time to time to provide additional funds required to maintain his pro rata equity interest in Molex GmbH. The amount of the arrangement is DM3,000,000 (approximately $1,520,692). The outstanding loan balance accrues interest at the rate of 5% per annum. The largest aggregate amount outstanding under this credit arrangement during the period from July 1, 2001 to August 31, 2002 was Euro 422,400 (approximately $400,454).

     The Agreement, which sets forth how and when the Share may be acquired by Molex, provides that Molex has the right to purchase Fichtner's Share at any time upon any one of the following events: termination of Fichtner's employment with Molex; Fichtner's death, disablement or retirement; or foreclosure of Fichtner's Share as security for any outstanding loan balance due pursuant to the credit arrangement described above.

     In 1998, Molex purchased 1/3 of Fichtner's Share and modified the Agreement to provide the following:

     a. The time period within which Molex will purchase the Share will be as soon as practicable after June 30, 2005 unless otherwise mutually agreed.

     b. The price to be paid for the remaining interest in the Share equals the percentage that the Share represents of the overall equity of Biberach multiplied by 12 times average net after-tax profits for the last two fiscal years plus the forecasted next fiscal year.

     c. If Fichtner dies or becomes totally disabled, Molex will purchase the Share using the formula set forth above using the last two full completed fiscal years plus the forecasted next fiscal year.

     In June 2002, the parties entered into an agreement whereby Molex would purchase the remaining Share owned by Fichtner prior to June 30, 2002. As a result of this agreement, the following occurred:

     a. As of June 2002, the amount invested by Fichtner for the 6 2/3% Share was DM1,166,667 (approximately $591,380). Based on an earnings multiple of approximately 12 times the average net forecasted earnings for fiscal years 2004-2006, Molex paid Fichtner $7,000,000 for his Share.

     b. As of the closing of the Share sale, the balance due under the loan described above was $400,454. Fichtner repaid the entire outstanding loan balance and accrued interest in full out of the proceeds of the Share sale.

     c. Fichtner agreed to remain in the employ of Molex until at least June 30, 2005 or repay up to the proceeds of the Share sale.


INDEBTEDNESS OF MANAGEMENT

     F. A. Krehbiel, Co-Chairman, received compensation advances from time to time during the last fiscal year with interest payable at the floating six-month federal interest rate. The range of interest charged during the period from July 1, 2001 to August 31, 2002 was 1.74%-3.56%. The largest aggregate amount of such advances outstanding at any time during such period was $165,006. As of August 31, 2002, the aggregate advance to F. A. Krehbiel was paid in full leaving no balance.

     J. H. Krehbiel, Jr., Co-Chairman, received compensation advances from time to time during the last fiscal year with interest payable at the floating six-month federal interest rate. The range of interest charged during the period from July 1, 2001 to August 31, 2002 was 1.74%-3.65%. The largest aggregate amount of such advances outstanding at any time during such period was $782,268. As of August 31, 2002, the aggregate advance to J. H. Krehbiel, Jr. was paid in full leaving no balance.

     G. Tokuyama, Vice President, received two loans in order to exercise stock options. The first loan was in the amount of $138,741, accrued interest at the prime rate and was due June 30, 2003. The highest balance outstanding (including accrued interest) was $141,287. This loan, and all accrued interest, was paid in full during last fiscal year. The second loan is in the amount of $184,363, accrues interest at the prime rate and is due June 30, 2004. The largest amount outstanding (including accrued interest) at any time from July 1, 2001 to August 31, 2002, was $185,276. As of August 31, 2002,
$185,276 was outstanding.

     W. W. Fichtner received two personal loans, one for $300,000 due
August 31, 2003 that accrues interest at the annual rate of 6% and the other for $40,000 due February 15, 2002 that accrued interest at the annual rate of 5%. The largest outstanding balance for the $40,000 loan ( including accrued interest) was $40,640. This loan was paid in full during the last fiscal year. The largest amount outstanding (including accrued interest) for the $300,000 loan at any time from July 1, 2000 to August 31, 2001, was $325,896. As of August 31, 2002, $325,896 was outstanding.

     R. B. Mahoney, Vice President, Treasurer and Chief Financial Officer, received a $100,000 loan last fiscal year for personal reasons. The loan accrues no interest and is payable September 30, 2002. The largest aggregate amount of the loan balance outstanding at any time from July 1, 2001 to August 31, 2002 was $100,000. As of August 31, 2002, $26,075 was outstanding.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Molex's Compensation Committee of the board of directors (the "Committee") approves compensation for the executive officers (the "Executive Officers") of Molex, including the Chief Executive Officer ("CEO"). The guiding principles governing the philosophies behind the compensation of Executive Officers are as follows:

     Provide compensation that is competitive for an individual's performance and level of responsibility.

     Reward performance that exceeds industry norms.

     Retain the management talent needed to achieve Molex's business objectives, particularly to improve its position within the connector industry.

     Align management actions with shareholder interests in order to focus on the long-term success of Molex.


     There are three general components of executive compensation that are used to achieve the principles set forth above. They are base salary, merit bonus and stock plans. Molex seeks to have the overall executive compensation be somewhat above that of the industry average. When compared to industry norms, Executive Officers' base salaries are generally at the industry average while their merit bonuses and grants under the stock plans described herein are below average. J. J. King, Molex's CEO, is evaluated and his compensation administered in the same general fashion as the other Executive Officers.

Annual Base Salary

     The performance of all Executive Officers is reviewed annually and any salary increases are based upon the competitive base salary range described below and the individual's performance during the previous year. While there is no specific weight given to a particular factor in determining salary increases, individual performance is the principal factor. Generally, the Committee recommends base salaries in the second highest quartile paid by manufacturing/electronics companies of comparable size. This data is based on a survey conducted by outside consultants for positions similar to those held by the Executive Officers. The companies surveyed for compensation purposes are not the same as those in the Peer Group in the section entitled "Stockholder Return Performance Presentation" included in this proxy statement, as Molex's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns.

     The review of base salaries for all of the executive officers, including the CEO, has been postponed until the second fiscal quarter of fiscal year 2003. The cost reductions that took effect April 16, 2001 included a 40% reduction in salary for F. A. Krehbiel and J. H. Krehbiel, Jr., the current Co-Chairmen, a 20% reduction in salary for J. J. King, Vice Chairman and CEO, and M. P Slark, President & Chief Operating Officer, and a 15% salary reduction for all other executive officers. Effective July 1, 2001, F. A. Krehbiel and
J. H. Krehbiel, Jr. received no salary until March 31, 2002.  Effective
April 1, 2002, the salaries of F. A. Krehbiel and J. H. Krehbiel, Jr. were increased to an annual rate of $270,000 which constitutes a 40% reduction of a lowered base salary of $450,000 per year. The other officers continued to receive the reduced salaries set forth above. Effective July 1, 2002, all base salaries as they existed in April 2001 were reinstated with the exception of
F. A. Krehbiel and J.H. Krehbiel, Jr. Their base salaries were restored to the lower rate of $450,000 per year. The issue of merit increases for all of the Executive Officers will be addressed when the improved conditions show that the direction of the economy and Molex's business will likely remain positive.

Merit Bonus

     The merit bonus is a short-term incentive calculated as a percentage of base salary according to a plan that covers all Executive Officers, including the CEO. The merit bonus percentage for each Executive Officer is based on two financial components and one discretionary non-financial component. The goals on which these components are based are established by the Executive Committee and approved by the Committee at the beginning of each fiscal year.

     The financial performance components of the merit bonus are a net sales goal and a profitability goal expressed as a percent of net sales. Each of the two financial components can be further divided with respect to a particular officer. For example, in addition to worldwide Company financial performance, an individual may also have one or more additional goals for specific business regions or divisions for which the individual is responsible.

     If more than 85% of the net sales goal or more than 90% of the profit goal is achieved, then the individual is entitled to a merit bonus. The merit bonus percentage for each financial component increases to a maximum amount when 120% of each financial goal is achieved. The maximum bonus percentage that can be paid to any Executive Officer is in a range from 20% to 60% of base salary depending upon the position and responsibilities of the individual.

     In addition to net sales and profitability goals, each Executive Officer has certain non-financial goals. The achievement of or progress toward achieving these non-financial goals can increase an individual's merit bonus up to an additional 12% of base salary. The non-financial goals vary from individual to individual depending upon the particular area of responsibility. In some cases, discretionary adjustments may be made.

     Due to the difficult economic environment, no officer was awarded a merit bonus for the fiscal year just ended.

Stock Plans

     Molex has three stock-based equity plans administered by the Committee in which an Executive Officer may participate: The 2000 Molex Incorporated Incentive Stock Option Plan (the "ISO Plan"), The 2000 Molex Incorporated Executive Stock Bonus Plan (the "Stock Bonus Plan") and The 2000 Molex Incorporated Long-Term Stock Plan (the "Long-Term Plan"). These three stock plans provide long-term incentives to Executive Officers and encourage long-term growth of the Company. The shares granted or awarded in all three plans are Class A Common Stock.

The number of options granted to an Executive Officer under the ISO Plan or the Long-Term Plan is at the discretion of the Committee based on the same criteria used to determine the merit bonuses, except that a longer time frame
(i.e., more than three years) is used. Using these long-term performance criteria provides a strong link between management interests and those of the Company's shareholders. The Committee considers previous grants when determining stock option grants for a given year.

     The 2000 Molex Incorporated Incentive Stock Option Plan. Each Executive Officer may, at the discretion of the Committee, receive an annual grant of options to acquire shares not to exceed 250,000 shares.

     The 2000 Molex Incorporated Executive Stock Bonus Plan. The Stock Bonus Plan provides for the award of a stock bonus at the end of a fiscal year during which Molex's financial performance has been exemplary. The Committee may, in its sole discretion, award a stock bonus to eligible persons subject to the financial goal limitations set forth below.

     No shares can be awarded for a given fiscal year if (a) the increase in Molex's net sales revenue did not either equal at least 15% or exceed two times the worldwide connector market growth or (b) the effect of an award would be to lower Molex's net profit (after taxes) as a percent of sales below 10%. In a given year, an eligible person can receive a maximum amount of stock whose fair market value on June 30 is equal to: 25% of the person's base salary if the increase in Molex's sales exceeded either 15% or two times the worldwide connector market growth but was less than 20%; or 50% of the person's base salary if Molex's sales increased 20% or more.

     The Committee may award a cash bonus to offset taxes, thereby encouraging the recipient to hold the stock awarded. The stock and tax offset bonuses are distributed in four equal annual installments commencing on the June 30 ending the fiscal year for which the bonus has been awarded or as soon thereafter as practicable. If an individual who is awarded a bonus has not yet received his completed distribution and voluntarily leaves Molex before retirement, the balance due him is subject to forfeiture.

     The financial conditions necessary to award a stock bonus under the Stock Bonus Plan were not met. Accordingly, no awards were granted for the fiscal year just ended.

     The 2000 Molex Incorporated Long-Term Stock Plan. Under the Long-Term Plan, the Committee has the complete authority in its sole discretion in awarding benefits in the form of both stock options and stock bonuses
(i.e., no consideration given at the time of distribution) including the amounts, the prices and other terms and conditions. All of the awards under the Long-Term Plan, whether in the form of stock options or stock bonuses, that were given during last fiscal year are: (i) nonqualified; (ii) exercisable or distributable one year after grant or award; (iii) subject to expiration seven years after grant; and (iv) subject to vesting (for options) or subject to distribution (for bonus shares) in 25% annual increments on the anniversary of the grant or award. During last fiscal year, J. J. King, the CEO, received an option for 131,448 shares of Class A Common Stock at a price of $27.10 per share and received, in tandem, an award of 25,811 shares of Class A Common Stock.

Effect of Section 162(m)

     Molex will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Internal Revenue Code that concerns the deductibility of executive compensation. Where it deems advisable, Molex will take appropriate action to maintain the tax deductibility of its executive compensation.

Robert J. Potter, Chairman
Masahisa Naitoh
Douglas K. Carnahan


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Robert J. Potter, Masahisa Naitoh and Douglas K. Carnahan. All of the Committee members are independent outside directors.



                    STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on Molex's Common and Class A Common Stock with the cumulative total return of Standard & Poor's 500 Stock Index and a Peer Group Index for the five fiscal years ended June 30, 2002.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (a)
            (Molex Incorporated, S&P 500 Index and Peer Group Index)



[GRAPHIC OMITTED]



                             1997     1998     1999     2000     2001     2002
                            ------   ------   ------   ------   ------   ------
   Molex Common Stock       100.00    85.75   127.20   207.23   157.70   150.15
   Molex Class A Common     100.00    83.95   113.38   157.88   134.97   124.62
   S & P 500 Index (b)      100.00   130.16   159.78   171.36   145.95   119.70
   Peer Group Index (c)     100.00   103.82   116.63   115.60    98.81    81.68




(a) Assumes $100 invested on June 30, 1997 in Molex Common Stock, Molex Class A Common Stock, the S&P 500 Index, and a Peer Group Index, (as defined below in footnote (c)) and the reinvestment of all dividends.

(b) Cumulative returns calculated from the S&P 500 Total Return Index maintained by Standard & Poor's Corporation. Molex's Common Stock is listed on the S&P 500 and, accordingly, Molex uses this index as the general index required by the SEC rules.

(c) Molex uses an objective definition to determine which companies are included in its Peer Group Index. The Peer Group includes all of the companies in the S&P 500 Global Industry Classification ("GIC") 20104010 entitled Industrials/Capital Goods/Electrical Equipment/ Electrical Components & Equipment of which Molex is a member. The companies in the applicable GIC are: American Power Conversion Corp.; Cooper Industries, Inc.; Emerson Electric; Power-One Inc.; Rockwell Automation, Inc.; and Thomas & Betts. During last fiscal year, National Service Industries, which was in the applicable GIC last year, was removed from the S&P 500 and the company that replaced it was not classified in the applicable GIC. In addition, the Peer Group Index includes all independently owned connector companies that are publicly traded on a U.S. stock exchange and whose market capitalization exceeds $50 million as of the end of the applicable fiscal year. These companies are: Amphenol Corporation; Methode Electronics; and Stratos Lightwave Inc.


                           AUDIT AND AUDITOR INFORMATION

MOLEX'S INDEPENDENT AUDITORS

    Molex has selected Deloitte & Touche LLP as its independent auditors for the current fiscal year to perform work related to auditing the annual financial statements and reviewing the financial statements included in Molex's Forms 10-Q. Deloitte & Touche has served in that capacity since December 1986. A representative of Deloitte & Touche is expected to be present at the upcoming Annual Meeting of Stockholders and will be offered the opportunity to make a statement if desired and will be available to respond to appropriate questions.


INDEPENDENT AUDITOR FEES

     During the last fiscal year, Deloitte & Touche not only acted as the independent auditors for Molex and its subsidiaries, but also rendered on their behalf other nonaudit services such as management consulting services, tax-related services, human resource consulting services and other accounting and auditing services such as statutory audits of subsidiaries and employee benefit plan audits. The following table sets forth the aggregate fees billed or expected to be billed by Deloitte & Touche including all associated "out-of-pocket" costs for both audit services rendered in connection with the financial statements and reports for the fiscal year ended June 30, 2002 and for the other nonaudit services rendered during that fiscal year on behalf of Molex and its subsidiaries:

     Audit Fees                                                 $  635,900
     Financial Information Systems Design and Implementation    $        0
     All Other Fees:

        Management Consulting Services               $  173,500
        Tax Services                                 $  645,900
        Human Resource Consulting Services           $  140,100
        Other Accounting and Auditing Services       $  309,800
                                                     ----------
        Total All Other Fees	                                $1,269,300



REPORT OF THE AUDIT COMMITTEE

     The Audit Committee consists of three outside directors, each of whom meets the independence and experience requirements of the National Association of Securities Dealers' listing standards. The board of directors has adopted a written Audit Committee charter that was reproduced in last year's proxy statement. The charter was amended on July 26, 2002. A copy of the amended charter is reproduced in Exhibit A appended to this proxy statement.

     Management is primarily responsible for Molex's financial statements and the reporting process, including the systems of internal controls. The Independent auditors are responsible for performing an independent audit of Molex's consolidated financial statements in accordance with "generally accepted accounting standards" ("GAAS") and for issuing a report on those statements. The Company oversees the financial reporting process on behalf of the board of directors.

     The Committee met six times during the fiscal year just ended. The Committee also met regularly with Deloitte & Touche with and without management present.

     As more fully detailed in the charter, the Audit Committee's primary responsibilities fall into three general categories:

     Monitoring the integrity of Molex's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

     Monitoring the independence and performance of Molex's independent auditors.

     Providing an avenue of communication between the independent auditors, management, and the board of directors.


     In the discharge of its duties, the Audit Committee performed the following:

     Reviewed and discussed Molex's audited annual financial statements and unaudited quarterly financial statements with management and Deloitte & Touche.

     Discussed the reasonableness of significant financial reporting issues and judgments made in connection with the preparation of Molex's financial statements, including the quality (and not just the acceptability) of Molex's accounting principles.

     Discussed the clarity and completeness of the financial disclosures.

     Reviewed the scope and overall plans for the annual audit.

     On a quarterly basis, reviewed Molex's financial results prior to their public issuance.

     Reviewed significant legal developments.

     Discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     Received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee was advised by Deloitte & Touche that no member of the firm has any financial interest, either direct or indirect, in Molex or any of its subsidiaries, during the time period that it has served in the capacity as independent auditor of Molex, and that it has no connection with Molex or any of its subsidiaries in any capacity other than as public accountants.

     Discussed with Deloitte & Touche matters relating to its independence from Molex including the effect of the nonaudit services performed which are set forth in greater detail above.

      Set forth guidelines regarding whether and under what circumstances Deloitte & Touche may perform nonaudit services for Molex.


     Based on the review and discussions referred to above, the Audit Committee recommended to Molex's board of directors that Molex's audited financial statement be included on Molex's Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

Donald G. Lubin, Chairman
Douglas K. Carnahan
Robert J. Potter


                               OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex's directors and executive officers, among others ("Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market, Inc. Persons subject to Section 16 are required by SEC regulations to furnish Molex with copies of all Section 16(a) reports that they file. As a matter of practice, Molex's staff assists Molex's executive officers and directors in preparing and filing these reports. Based solely on its review of the copies of such reports furnished to Molex and on written representations, Molex believes that during the last fiscal year, the Reporting Persons filed the required reports on a timely basis under Section 16(a).

STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in next year's proxy material, any stockholder proposal to be presented at Molex's 2003 Annual Stockholders' Meeting must be submitted to the Corporate Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532 on or before May 21, 2003. Molex's by-laws provide that stockholder nominations for persons for election to Molex's board of directors and proposals for business to be considered at an annual stockholders meeting must satisfy certain conditions including generally submitting notice to Molex not more than 90 days or less than 60 days prior to the anniversary of the preceding year's annual meeting of stockholders. Proxies solicited with respect to next year's Annual Stockholders Meeting may confer discretionary authority to vote on various matters, including any matter with respect to which Molex did not receive notice by August 27, 2003.

OTHER MATTERS

     Management intends to present no business other than that herein specifically mentioned at the Annual Meeting of Stockholders and knows of no other business that may be properly presented by others. If, however, any other business properly comes up for action at the meeting, the proxy holders will vote with respect thereto in their discretion.



                                       By Order of the Board of Directors of
                                                  MOLEX INCORPORATED




                                                /S/ FRED A. KREHBIEL

                                                Frederick A. Krehbiel
Dated at Lisle, Illinois
September 18, 2002




                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The Audit Committee (the "Committee") is appointed by the board of directors (the "Board") to assist the Board in fulfilling its oversight responsibility relating to the quality and integrity of the financial statements, internal controls and other accounting, auditing and reporting practices of the Corporation, the compliance by the Corporation with legal and regulatory requirements, and such other duties as directed by the Board.

II.  COMPOSITION

     The membership of the Committee shall consist of at least three directors who are able to read and understand fundamental financial statements including the Corporation's balance sheet, income statement, and cash flow statement, and at least one member of the Committee shall have accounting or related financial management expertise. Each member shall be independent. An independent director is one who meets the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the National Association of Securities Dealers, Inc.

III. MEETINGS

     A.  In General

         The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors and management of the Corporation.

     B.  Frequency

         The Committee shall meet as often as it deems appropriate. The chairman of the Committee shall at the beginning of each year establish a schedule of meetings with additional meetings to be scheduled as required.

     C.  Minutes

         The secretary (or a duly designated person) shall prepare minutes for all meetings of the Committee to document the Committee's discharge of its responsibilities. The draft minutes shall be approved at a subsequent meeting of the Committee and shall be retained as part of the Corporation's corporate records.

IV.  POWERS AND AUTHORITY

     The Committee may request any officer or employee of the Corporation or its outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
The Committee is empowered to investigate any matter it deems appropriate, with full power to retain outside counsel or other experts and full access to all books, records, facilities and personnel of the Corporation. The Committee and the Board have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Committee also has the authority to approve the fees and other significant compensation to be paid to the independent auditors.

V.   RESPONSIBILITIES

     A.  Roles of the Committee, Management and Independent Auditors

         The Committee's responsibility is one of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In furtherance of this mission, the Committee will receive and review all reports prepared by the independent auditors and will provide to the independent auditors full access to the Committee (and the Board) to report on any and all matters appropriate.

         The responsibility for the completeness and accuracy of the financial statements rests with the Corporation's management.

         The Corporation's independent auditors are responsible for planning and conducting an audit of the Corporation's annual consolidated financial statements and reviewing the Corporation's quarterly financial statements. The auditors are ultimately accountable to the Board and the Committee.

     B.  Committee's Primary Responsibilities

         The Committee's primary responsibilities include:

         1.  Select the Independent Auditors

             The Committee will have the primary input into the recommendation to the Board for the selection and retention of the independent auditors who audit the financial statements of the Corporation. In so doing, the Committee will do the following:

             * discuss and consider the auditors' written statement delineating all relationships between the auditors and the Corporation (consistent with Independence Standards Board Standard) and its affirmation that the auditors are in fact independent;

             * establish guidelines regarding when and under what circumstances the Corporation may use the independent auditors for nonaudit services;

             * establish guidelines restricting the hiring of certain persons previously employed by the Corporation's independent auditors;
               and

             * take such other action as the Committee deems appropriate to verify the auditors' independence, including a review of the non-audit services provided to the Corporation by the independent auditors and the fees for such services.

         2.  Approve the Audit Process

             The Committee will discuss the nature, scope, and rigor of the audit process, including the plan for the annual audit, including areas of risk exposure and the adequacy of staffing.

         3.  Review the Financial Statements

             The Committee will review the audited financial statements with management and the independent auditors. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate and as may be required under Statement on Auditing Standards No. 61. Upon completion of their review, the Committee shall make a recommendation to the Board as to whether the financial statements should be included in the Corporation's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (the "SEC").

             The Committee will also review with management and the independent auditors the quarterly financial information prior to the Corporation's filing of Quarterly Reports on Form 10-Q with the SEC.

         4.  Monitor Internal Controls

             The Committee will discuss with management and the auditors the quality and adequacy of the Corporation's internal controls including periodic updates of recommendations made by the independent auditors to strengthen controls and management's corrective actions.

         5.  Review Legal Compliance and Exposure

             The Committee will discuss with the Corporation's General Counsel the Corporation's legal compliance policies, legal matters that may have a material impact on the financial statements, any material reports or inquiries received from regulators or governmental agencies, and other areas of oversight relating to legal compliance and significant financial exposure matters as may be appropriate. In addition, the Committee will obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

         6.  Report to the Stockholders

             The Committee will prepare a report of the Committee in accordance with SEC rules suitable for inclusion in the Corporation's annual proxy statement delivered to the Corporation's shareholders.

         7.  Report to the Board

             The Committee will periodically report on Committee activities to the full Board and, as needed, issue an annual summary report (including appropriate oversight conclusions).

     C.  Other Responsibilities

         The Committee will perform any other activities consistent with this charter, the Corporation's by-laws, and applicable law, as the Committee or the Board deems necessary or appropriate.

VI.  REVIEW AND AMENDMENT OF CHARTER

     This charter shall be reviewed annually and amended, when deemed appropriate.


                              MOLEX INCORPORATED

                    2002 ANNUAL MEETING OF STOCKHOLDERS

                         October 25, 2002 10:00 a.m.

                            THE SYMPOSIUM THEATER
                              THE WYNDHAM HOTEL

                3000 Warrenville Road, Lisle, Illinois 60532
                               (630) 505-1000

                             GENERAL DIRECTIONS

    Located just North of the "High Tech" East/West Tollway (I-88) Corridor near the Intersection of Naperville and Warrenville Roads

    From the North:

       Take I-355 or I-294 to I-88 West

       Take I-88 West to Naperville Road exit

    From the South:

       Take I-55 North to I-355 OR I-57 to I-294 to I-88 West

       Take I-88 West to Naperville Road exit

    From the West:

       Take I-88 East to Naperville Road exit

From the East:

       Take the Eisenhower Expressway (I-290) West to I-88 West

       Take I-88 West to Naperville Road exit

Once at the Naperville Road Exit:

       Exit Naperville Road to the left (North)

       Proceed one block to Warrenville Road (stop light)

       Turn right (East)

       Hotel is 1/2 block on the left hand (North) side of Warrenville Road